[FORM OF]

                               TECHE FEDERAL BANK

                      CHANGE IN CONTROL SEVERANCE AGREEMENT

                             As Amended and Restated

     THIS SEVERANCE AGREEMENT entered into this 30th day of September, 2007 ("Effective Date"), by and between Teche Federal Bank (the "Bank"), Franklin, Louisiana, a federal savings bank, and _____________ (the "Employee").

         WHEREAS, the Employee has heretofore been employed by the Bank as ______________; and

     WHEREAS, the parties desire by this writing to set forth the continuing employment relationship of the Bank and the Employee and to amend and to restate the Employment Severance Agreement previously entered into.

     NOW, THEREFORE, it is AGREED as follows:

     1. Employment. The Employee is employed in the capacity as __________________. The Employee shall render such administrative and management services to the Bank as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Employee shall promote to the extent permitted by law the business of the Bank. The Employee's other duties shall be such as the Board of Directors for the Bank (the "Board of Directors" or "Board") may from time to time reasonably direct, including normal duties as an officer of the Bank.

     2. Base Compensation. The Bank agrees to pay the Employee during the term of this Agreement a salary at such an amount as the Board of Directors in its sole discretion may decide.

     3. Term. The term of this Agreement shall be for the period commencing on the Effective Date and ending on September 30, 2010, thereafter. Additionally, on, or before, each annual anniversary date from the Effective Date, the term of this Agreement shall be extended for an additional period beyond the then effective expiration date upon a determination and resolution of the Board of Directors that the term of such Agreement shall be extended.

     4. Loyalty; Noncompetition.

     (a) The Employee shall devote his full time and attention to the performance of his employment under this Agreement. During the term of Employee's employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Bank.


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     (b) Nothing contained in this Section 4 shall be deemed to prevent or limit the right of Employee to invest in the capital stock or other securities of any business dissimilar from that of the Bank, or, solely as a passive or minority investor, in any business.

     5. Standards. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors.

     6. Termination and Termination Pay.

     This Agreement shall be terminated upon any of the following occurrences:

     (a) The death of the Employee during the term of this Agreement, in which event the Employee's estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which Employee's death shall have occurred

     (b) Upon the termination of employment of the Employee prior to any Change in Control referred to at Section 8(a) herein.

     (c) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

     (d) If the Bank is in default (as defined in Section 3(x)(1) of FDIA) all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     (e) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision ("Director of OTS"), or his or her designee, at the time that the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in
Section 13(c) of FDIA; or (ii) by the Director of the OTS, or his or her designee, at the time that the Director of the OTS, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (f) The voluntary termination of employment by the Employee during the term of this Agreement, other than pursuant to Section 8(b), in which case the Employee shall be entitled to receive only the compensation, vested rights, and all employee benefits up to the date of such termination.

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     (g) Notwithstanding  anything herein to the contrary,  any payments made to the Employee pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC '1828(k) and any regulations promulgated thereunder.

     (h) Compliance with Section 409A. Nothwithstanding anything herein to the contrary, if it is determined by the Bank or the Parent in good faith that the Employee is a "specified employee" within the meaning of Section 409A of the Code and regulations promulgated thereunder and such payments to be made to such Employee are subject to the limitations at Section 409A of the Code and regulations promulgated thereunder, then any payments to be made in accordance with this Agreement shall not be made prior to the date that is 184 calendar days from the date of the Employee's termination of employment, or such later date as may be necessary, such that payments made in advance of such date would result in the requirement for the Employee to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code. The provisions of this Section 6(h) shall survive the expiration of this Agreement.

     7. Suspension of Employment. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), the Bank's obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall, (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate any of its obligations which were suspended.

     8. Change in Control.

     (a) Notwithstanding any provision herein to the contrary, in the event of the involuntary termination of Employee's employment under this Agreement, absent Just Cause, in connection with, or within twenty-four (24) months after, any change in control of the Bank or Parent, Employee shall be paid an amount equal to the product of 2.999 times the Employee's "base amount" as defined in
Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code") and regulations promulgated thereunder. Said sum shall be paid in one (1) lump sum not later than the date of such termination of employment, subject to such limitations set forth at Section 6(h) herein, and such payments shall be in lieu of any other future payments that the Employee would be otherwise entitled to receive as severance payments under this Agreement. Additionally, the Employee and his or her dependents shall remain eligible to participate in the medical and dental insurance programs offered by the Bank to its employees for a period of thirty-six months following the date of termination of employment subject to such Employee making monthly payments to the Bank or the Parent to cover the premium expense for such continuing coverage. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Employee by the Bank or the Parent shall be deemed an "excess parachute payment" in accordance with Section 280G of the Code and be subject to the excise tax provided at Section 4999(a) of the Code. The term "Change in Control"

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shall refer to (i) the sale of all, or a material portion,  of the assets of the
Bank or the Parent; (ii) the merger or recapitalization of the Bank or the Parent whereby the Bank or the Parent is not the surviving entity; (iii) a change in control of the Bank or the Parent, as otherwise defined or determined by the Office of Thrift Supervision or regulations promulgated by it; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Bank or the Parent by any person, trust, entity or group. The term "person" means an individual other than the Employee, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The provisions of this Section 8(a) shall survive the expiration of this Agreement occurring after a Change in Control.

     (b) Notwithstanding any other provision of this Agreement to the contrary, Employee may voluntary terminate his employment under this Agreement within twenty-four months following a change in control of the Bank or Parent, and Employee shall thereupon be entitled to receive the payment described in Section 8(a) of this Agreement, upon the occurrence, or within ninety (90) days thereafter, of any of the following events, which have not been consented to in advance by the Employee in writing: (i) if Employee would be required to move his personal residence or perform his principal executive functions more than thirty-five (35) miles from the Employee's primary office as of the signing of this Agreement; (ii) if in the organizational structure of the Bank, Employee would be required to report to a person or persons other than the President of the Bank; (iii) if the Bank should fail to maintain the Employee's compensation level and the existing employee benefits plans, including material fringe benefit, stock option and retirement plans; (iv) if Employee would be assigned duties and responsibilities other than those normally associated with his position as referenced at Section 1, herein; or (v) if Employee's responsibilities or authority have in any way been materially diminished or reduced.

     (c) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association ("AAA") nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extend that the parties may otherwise reach a mutual settlement of such issue. The Bank shall incur the cost of all fees and expenses associated with filing a request for arbitration with the AAA, whether such filing is made on behalf of the Bank or the Employee, and the costs and administrative fees associated with employing the arbitrator and related administrative expenses assessed by the AAA. The Bank shall reimburse Employee for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, notwithstanding the ultimate outcome thereof, following the delivery of the decision of the arbitrator or upon delivery of other legal judgment or settlement of the matter. Such reimbursement shall be paid within ten (10) days of Employee furnishing to the Bank evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by Employee. Any such request for reimbursement by Employee shall be made no more frequently than at sixty (60) day intervals.

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     9. Successors and Assigns.

     (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

     (b) Since the Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

     10. Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

     11. Applicable Law. This agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Louisiana, except to the extent that Federal law shall be deemed to apply.

     12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceablitiy of the other provisions hereof.

     13. Entire Agreement. This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto and shall supercede all prior written agreements and understandings.

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     IN WITNESS  WHEREOF,  the parties have executed this  Agreement on the date first hereinabove written.



                                       TECHE FEDERAL BANK



ATTEST:                                By:
                                          --------------------------------------

----------------------------
Secretary


WITNESS:

-----------------                         --------------------------------------
                                          _______________, Employee